Exhibit 99.2

Condensed Consolidated Financial Statements
NeoTract, Inc.
As of September 30, 2017 and 2016
and for the Nine Month Periods Then Ended

NeoTract, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)

	September 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$6,243	$20,254
Short-term investments	10,948	—
Accounts receivable (net of allowance for doubtful accounts of $470 and $100 at September 31, 2017 and December 31, 2016, respectively)	19,519	10,178
Inventories, net	11,731	7,804
Prepaid expenses and other current assets	1,633	1,420
Total current assets	50,074	39,656
Property and equipment, net	5,621	5,178
Restricted cash	2,500	2,500
Other assets	184	244
Total assets	$ 58,379	$ 47,578
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	3,483	2,278
Accrued liabilities	9,369	7,296
Early exercise of stock options, current	279	207
Total current liabilities	13,131	9,781
Term loan, net	81,265	65,820
Early exercise of stock options, non-current	314	128
Convertible preferred stock warrant liability	10,434	2,747
Total liabilities	105,144	78,476
Commitments and contingencies (Note 5)
Convertible preferred stock, $0.001 par value - 117,112 shares authorized at September 30, 2017 and December 31, 2016; 111,172 and 109,895 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively; liquidation value of $144,226 and $141,857 at September 30, 2017 and December 31, 2016, respectively	143,717	141,222
Stockholders’ deficit
Common stock, $0.001 par value - 176,000 shares authorized at September 30, 2017 and December 31, 2016; 23,305 and 18,315 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	22	18
Additional paid-in capital	17,131	9,511
Accumulated other comprehensive income	63	77
Accumulated deficit	(207,698)	(181,726)
Total stockholders’ deficit	(190,482)	(172,120)
Total liabilities, convertible preferred stock and stockholders' deficit	$58,379	$47,578
The accompanying notes are an integral part of these condensed consolidated financial statements.

NeoTract, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Revenue	$86,570	$32,870
Cost of revenue	24,299	11,254
Gross profit	62,271	21,616
Operating expenses:
Research and development	8,595	5,866
Selling, general and administrative	60,844	32,483
Total operating expenses	69,439	38,349
Loss from operations	(7,168)	(16,733)
Other income (expense), net:
Interest income	22	—
Interest expense	(11,367)	(5,001)
Other income (expense), net	(7,459)	(342)
Net loss	$(25,972)	$(22,076)
Other comprehensive loss:
Change in foreign currency translation	(14)	—
Total other comprehensive loss	(14)	—
Comprehensive loss	$(25,986)	$(22,076)
The accompanying notes are an integral part of these condensed consolidated financial statements.

NeoTract, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(25,972)	$(22,076)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount and issuance costs on term loan	4,528	468
Changes in fair value of warrants	7,835	128
Non-cash interest related to term loan	1,350	1,374
Depreciation and amortization	1,605	1,227
Provision for (recovery of) doubtful accounts	370	—
Stock-based compensation expense	5,746	1,070
Other non-cash items	14	—
Changes in operating assets and liabilities:
Accounts receivable	(9,711)	(5,020)
Inventories	(3,927)	(1,468)
Prepaid expenses and other current assets	(485)	(324)
Other assets	—	(18)
Accounts payable	1,134	849
Accrued liabilities	2,176	2,083
Net cash used in operating activities	(15,337)	(21,707)
Cash flows from investing activities
Purchases of short-term investments	(14,930)	—
Maturities of short-term investments	3,991	—
Purchases of property and equipment	(1,992)	(2,273)
Increase in restricted cash	—	(500)
Net cash used in investing activities	(12,931)	(2,773)
Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net	2,346	—
Proceeds from issuance of term loan, net	9,798	29,846
Proceeds from revolving credit facility	—	4,000
Repayment of revolving credit facility	—	(4,000)
Proceeds from issuance of common stock	2,136	102
Net cash provided by financing activities	14,280	29,948
Effect of exchange rates on cash and cash equivalents	(23)	—
Net increase (decrease) in cash and cash equivalents	(14,011)	5,468
Cash and cash equivalents, beginning of period	20,254	7,040
Cash and cash equivalents, end of period	$6,243	$12,508
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,421	$3,159
Supplemental non-cash investing and financing activities:
Conversion of accrued interest to term loan	$1,350	$1,374
Increase (decrease) in accounts payable related to purchases of property and equipment	$71	$(14)
Increase in property and equipment, net related to asset retirement and capitalized lease assets obligations	$—	$276
The accompanying notes are an integral part of these condensed consolidated financial statements.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.	Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of NeoTract, Inc. and our subsidiaries (“NeoTract,” “we,” “us” or “our”) have been prepared in conformity with accounting principles generally accepted in the U.S., or U.S. GAAP. These consolidated financial statements include the accounts of NeoTract and our wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
In the opinion of management, the financial statements reflect all adjustments, which are of a normal recurring nature, necessary for the fair statement of financial statements for interim periods in accordance with U.S.GAAP. The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the periods reported are not necessarily indicative of those that may be expected for a full year.
In accordance with applicable accounting standards, the accompanying condensed consolidated financial statements do not include all of the information and footnote disclosures that are required to be included in our annual consolidated financial statements. The year-end condensed consolidated balance sheet data was derived from our audited financial statements, but does not include all disclosures required by U.S. GAAP for complete financial statements. Accordingly, our condensed consolidated financial statements should be read in conjunction with our consolidated financial statements for the year ended December 31, 2016.
Acquisition by Teleflex, Inc.
On October 2, 2017, we were acquired by Teleflex Incorporated (“Teleflex”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2017, by and among NeoTract, Teleflex, Teleflex Urology Limited, a private limited company incorporate under the laws of Ireland (“Teleflex Urology”), and Naples Merger Sub Inc., a wholly-owned subsidiary of Teleflex Urology (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into NeoTract (the “Merger”), with NeoTract surviving the Merger as a wholly-owned subsidiary of Teleflex Urology. See Note 12, Subsequent Events.
Liquidity and Capital Resources
The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have incurred net losses and negative cash flows from operations. We believe we will continue to incur additional losses and negative cash flows from operations in the near future. We have been able to fund our operating losses to date principally through the sale of convertible preferred stock and debt financing.
For the nine months ended September 30, 2017, we incurred a net loss of $26.0 million and used $15.3 million of cash in operations. As of September 30, 2017, we had $17.2 million in cash and cash equivalents and short-term investments and an accumulated deficit of $207.7 million. We believe that our cash and cash equivalents and short-term investments as of September 30, 2017 of $17.2 million and funds available under the Comerica Credit Agreement, as described below, will provide sufficient funds to enable us to meet our obligations through at least the next twelve months. However, we may decide to finance our operations in the future with additional equity and debt financing arrangements. There can be no assurances that, in the event we require additional financing, such financing will be available on terms which are favorable to us, or at all.
We have a limited operating history and our prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the medical device industry. These risks include, but are not limited to, the uncertainty of achieving future profitability. If our anticipated operating results are not achieved in future periods, management believes that planned discretionary expenditures may need to be reduced in order to extend the time period over which the then-available resources would be able to fund our operations. Failure to generate sufficient cash flows from operations or effectively manage discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

We have a significant amount of debt, which may affect our ability to operate our business in the future. As of September 30, 2017 and December 31, 2016, the aggregate carrying amount of outstanding principal and accrued interest balance under the Term Loan was $74.5 million and $68.1 million, respectively.
2.    Recent Accounting Pronouncements

In May 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. ASU 2017-09 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). The update requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public entities for annual periods beginning after December 15, 2017, and interim periods within those annual periods. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). The update clarifies the classification of certain cash receipts and cash payments in the statement of cash flows, including debt prepayment or extinguishment costs, settlement of contingent consideration arising from a business combination, insurance settlement proceeds and distributions from certain equity method investees. ASU 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to establish an allowance for credit losses for most financial assets. Previously, U.S. GAAP was based on an incurred loss methodology for recognizing credit losses on financial assets measured at amortized cost and available-for sale debt securities. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 31, 2018. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions. The areas for simplification involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, accounting for forfeitures, and classification on the statement of cash flows. We adopted this guidance effective January 1, 2017 with no material impact on our consolidated financial statements. As a result of adopting this standard, we have made an accounting policy election to account for forfeitures as they occur.
In February 2016, the FASB issued ASU 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of their classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases today. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective on January 1, 2019, with early adoption permitted. Although we are currently evaluating the impact of this guidance on our consolidated financial statements and related disclosures, we expect that most of our operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements and footnote disclosures.
In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory. This standard requires that inventory within the scope of the guidance be measured at the lower of cost or net realizable value. ASU 2015-11 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We have adopted this standard as of January 1, 2017.There was no impact on our financial statements of adopting this standard.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which effectively delayed the adoption date by one year, to an effective date for public entities for annual and interim periods beginning after December 15, 2017. In March, April and May 2016, the FASB issued additional updates to the new revenue standard relating to reporting revenue on a gross versus net basis, identifying performance obligations and licensing arrangements, and narrow-scope improvements and practical expedients, respectively. The effective date of these additional updates are the same as that of ASU 2014-09. We are currently evaluating the impact that the implementation of these new revenue standards will have on the amount and timing of revenue recognized in our consolidated financial statements as well as our financial statement disclosures.
There are no other recently issued accounting standards that apply to us or that are expected to have a material impact on our results of operations, financial condition, or cash flows.
3.    Fair Value Measurements
The fair value of our financial instruments reflects the amounts that we estimate we would receive in connection with the sale of an asset or pay in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We disclose and recognize the fair value of our assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:
Level 1 - Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;
Level 2 - Inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active;
Level 3 - Inputs that are unobservable.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
Our cash equivalents, restricted cash and short-term investment instruments are classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using inputs that reflect unadjusted quoted prices in active markets, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The types of instruments valued based on inputs that reflect unadjusted quoted prices in active markets include money market securities. Such instruments are classified within Level 1 of the fair value hierarchy. The types of instruments valued based on inputs other than quoted prices that are observable for the assets or

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

liability either directly or indirectly, including inputs in markets that are not considered to be active include U.S Treasury bills and bank certificates of deposit. Such instruments are classified within Level 2 of the fair value hierarchy.
We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires us to make judgments and consider factors specific to the asset or liability. The gains and losses presented below include changes in the fair value related to both observable and unobservable inputs. Our convertible preferred stock warrant liability is classified within Level 3 of the fair value hierarchy. The inputs considered by us in estimating the fair value of the liability for each of our warrants in the Black-Scholes option pricing model include the original exercise price per share, a volatility assumption, total number of shares of our common stock underlying the warrant, expected term, current market price, risk-free interest rate and dividend rate.
As of September 30, 2017, financial assets and liabilities measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy are as follows (in thousands):

	Assets and Liabilities at Fair Value as of September 30, 2017
	Level 1	Level 2	Level 3	Total
Assets	(Unaudited)
Cash and cash equivalents (1)
Money market funds	$4,075	$—	$—	$4,075
Short-term investments
U.S. Treasury bills	—	4,971	—	4,971
Certificates of deposit	—	5,977	—	5,977
Restricted cash
Money market funds	2,500	—	—	2,500
Total assets measured at fair value	$6,575	$10,948	$—	17,523
Liabilities
Convertible preferred stock warrant liability	$—	$—	$10,434	$10,434
Total liabilities measured at fair value	$—	$—	$10,434	$10,434

(1)	Excludes $2.2 million in cash held in our bank accounts at September 30, 2017.
The change in the fair value of our convertible preferred stock warrant liability is included within other income (expense), net in the consolidated statements of operations and comprehensive loss.
The changes in the fair value of the convertible preferred stock warrant liability are summarized below (in thousands):

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)
Fair value as of December 31, 2016	$2,747	$1,411
Issuances of Series C convertible preferred stock warrants	—	1,117
Exercises	(148)	—
Change in fair value recorded in other income (expense), net	7,835	128
Fair value as of September 30, 2017	$10,434	$2,656
The valuation of the convertible preferred stock warrant liability is discussed in Note 7, Convertible Preferred Stock Warrants.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4.    Balance Sheet Components
Inventories, Net
The following table provides details regarding our inventories, net (in thousands):

	September 30,	December 31,
	2017	2016
	(Unaudited)
Raw materials	$3,536	$2,111
Work in process	3,489	1,060
Finished goods	4,706	4,633
	$11,731	$7,804
Property and Equipment, Net
The following table provides details regarding our property and equipment, net (in thousands):

	September 30,	December 31,
	2017	2016
	(Unaudited)
Tools and molds	$5,146	$3,771
Scopes	2,381	2,195
Laboratory equipment	2,520	1,900
Leasehold improvements	1,379	1,296
Computer, software and peripherals	1,133	750
Office equipment	307	265
Construction in progress	514	1,155
	13,380	11,332
Less: Accumulated depreciation and amortization	(7,759)	(6,154)
	$5,621	$5,178
Construction in progress relates primarily to tooling for products in development. Depreciation and amortization expense related to property and equipment amounted to $1.6 million and $1.2 million for the nine months ended September 30, 2017 and 2016, respectively.
Accrued Liabilities
The following table provides details regarding our accrued liabilities (in thousands):

	September 30,	December 31,
	2017	2016
	(Unaudited)
Payroll and related expenses	$7,588	$5,703
Other	1,781	1,593
	$9,369	$7,296
Accumulated Other Comprehensive income
The components of accumulated other comprehensive income, net of tax, are as follows (in thousands):

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Currency translation adjustments	$63	$77
	$63	$77
5.    Commitments and Contingencies
Leases
We lease our primary facilities in California in Pleasanton and Livermore under operating lease agreements. In November 2016, we entered into the ninth amendment to our Pleasanton lease, extending the lease term to November 2019 and adjusting the monthly base rent. In August 2015, we entered into a lease of office and warehouse space in Livermore, which expires in August 2018. In January, 2016, we entered into a three year operating lease agreement, effective January 1, 2016 and expiring in December 31, 2018, for additional office, warehouse and manufacturing space in Livermore. Under the terms of the leases, we are responsible for taxes, insurance and maintenance expenses. We are also responsible for the costs at the end of each lease to remove tenant improvements we made during the lease term. The estimated fair value of our asset retirement obligation was $0.2 million at both September 30, 2017 and December 31, 2016.
The terms of our leases provide for rental payments on a graduated scale. We recognize rent expense on a straight-line basis over the respective lease period. As of both September 30, 2017 and December 31, 2016, we recorded approximately $0.1 million in deferred rent in connection with these leases in accrued liabilities within the consolidated balance sheets. Rent expense for the nine months ended September 30, 2017 and 2016 was $0.9 million and $0.7 million, respectively.
As of September 30, 2017, total future minimum lease payments under our operating leases are as follows, (in thousands):

Year ending December 31:	Amount
(Unaudited)
2017 (three months remaining)	$293
2018	1,150
2019	900
Total future minimum lease payments	$2,343

Indemnifications
In the normal course of business, we enter into contracts that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves future claims that may be made against us in the future, but have not yet been made. To date, we have not held any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.
We have entered into indemnification agreements with our directors and officers that may require us to indemnify directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.
We have not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. No liability associated with such indemnifications has been recorded to date.
Contingencies
From time to time, we may have certain contingent liabilities that arise in the ordinary course of our business activities. We accrue a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Legal Proceedings
From time to time, we may become involved in legal proceedings arising from the ordinary course of its business. Management is currently not aware of any matters that could have a material adverse effect on our financial position, results of operations or cash flows. The defense of claims or actions against us, even if without merit, could result in the expenditure of significant financial and managerial resources. We record a legal liability when we believe it is both probable that a liability has been incurred, and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.
6.    Term Loan and Revolving Credit Facility
Term Loan
In March 2014, we entered into a term loan agreement, or the Term Loan, and related security agreement with certain affiliates of CRG L.P., allowing us to borrow up to $50.0 million aggregate principal amount of term loans from time to time from the lenders party thereto. The original Term Loan provided for borrowing to occur in four tranches. We borrowed the first tranche in the amount of $10.0 million on April 10, 2014; the second tranche of $5.0 million on September 30, 2014; the third tranche of $20.0 million on August 26, 2015, and the fourth tranche of $15.0 million on September 30, 2016. In connection with the original Term Loan, we paid a loan origination fee of $150,000 and issuance costs of $0.3 million.
In May 2016, we entered into an amendment to the Term Loan, increasing the aggregate term loan commitments under the Term Loan from $50.0 million to $80.0 million and amending certain other terms. Under the amendment, we could borrow the incremental $30.0 million in two tranches (the fifth and sixth tranches) on or before December 31, 2016. The fifth tranche of $15.0 million was drawn by us on September 30, 2016. In consideration of this amendment, we agreed to pay an upfront fee equal to 1.0% of the proceeds borrowed in connection with the fifth and sixth tranches, and an additional back end fee equal to 8.0% of the sum of (i) the aggregate proceeds borrowed under the fifth and sixth tranches and (ii) any paid-in-kind, or PIK, loans issued in relation to the fifth and sixth tranches, due upon the earlier of the (a) maturity date of the term loan or (ii) the date such term loan becomes due. We are accreting for these costs over the debt repayment period.
In December 2016, we further amended the Term Loan to extend the commitment period from December 31, 2016 to February 1, 2017 and amend certain other terms. We borrowed $10.0 million in principal amount of the sixth tranche on February 1, 2017. In connection with the December 2016 amendment, we agreed to pay additional loan fees of $0.1 million, which we expensed in the nine months ended September 30, 2017. In May 2017, we amended the Term Loan to, among other things, provide that upon completion of a public offering of our common stock raising at least $40.0 million in net cash proceeds with a pre-money valuation of at least $200.0 million, the maturity date will extend from March 31, 2021 to March 31, 2022 and the period during which we may pay interest in the form of additional term loans, or PIK Loans, will extend from March 31, 2020 to March 31, 2022.
As of September 30, 2017 and December 31, 2016, the aggregate carrying amount of outstanding principal and accrued interest balance under the Term Loan was $79.5 million, and $68.1 million, respectively.
The Term Loan bears interest at a rate of 11.5% per annum. Through March 31, 2020 (unless extended as described above), we may at our election pay the interest as follows: 8.0% per annum paid in cash and 3.5% per annum paid-in-kind in the form of PIK Loans. Interest is due and payable quarterly in arrears. Following an interest only period that ends on December 31, 2021, the outstanding principal amount of the Term Loan will be repaid, together with all accrued and unpaid interest, on March 31, 2021. If the maturity date is extended as described above, the outstanding principal amount of the Term Loan will be repaid, together with all accrued and unpaid interest, on March 31, 2022. We may prepay the Term Loan, in whole or in part, at any time, without penalty.
In connection with the $20.0 million borrowing in August 2015, we issued warrants to purchase up to 1,222,974 shares of our Series C convertible preferred stock at $1.26 per share. In connection with the $15.0 million draw on September 30, 2016, we issued warrants to purchase up to 934,782 shares of our Series C convertible preferred stock at $1.26 per share. The initial estimated fair values of these Series C convertible preferred stock warrants were recorded as debt discounts, and are being amortized to interest expense using the effective interest method through the debt repayment period. See Note 7, Convertible Preferred Stock Warrants.
On, September 4, 2017, as a result of entering into the Merger Agreement with Teleflex, management revised its estimate of the debt repayment period to end on October 2, 2017. The remaining unamortized amount of all loan origination fees, issuance costs, and the estimated fair values of the Series C convertible preferred stock warrants

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

as well as all unaccreted additional backend fees as of September 4, 2017 is being recognized as interest expense ratably through the remaining debt repayment period.
During the nine months ended September 30, 2017 and 2016, we incurred $11.0 million and $4.9 million in interest expense in connection with the Term Loan, respectively, and we made cash interest payments of $5.4 million and $3.1 million and issued $1.3 million and $1.4 million in PIK loans, respectively. No repayments of principal or contributions to a sinking fund are required until maturity.
As of September 30, 2017, we had approximately $1.9 million of accretion related to backend fees recorded within term loan, net in the consolidated balance sheets. As of December 31, 2016, we had approximately $0.4 million of net unamortized origination fees, issuance costs and backend fees recorded within term loan, net in the consolidated balance sheets.
Our obligations under the Term Loan are guaranteed by our existing and future subsidiaries, subject to exceptions for certain foreign subsidiaries. Subject to an intercreditor agreement between the Term Loan lenders and Comerica Bank, our obligations under the Term Loan are secured by a first priority security interest on substantially all of our assets and the assets of our guarantor subsidiaries, excluding 35% of our ownership interest in our Australian subsidiary. We may maintain a senior revolving loan facility that is secured solely by certain of our assets, including our accounts receivable, inventories and cash proceeds thereof, so long as the aggregate principal amount of the indebtedness under such facility does not exceed 80% of accounts receivable and 50% of inventories and Comerica Bank and Term Loan lenders agree to a mutually acceptable intercreditor agreement. On July 10, 2015, we entered into such a permitted senior revolving loan facility with Comerica Bank, as discussed below.
The Term Loan contains customary representations and warranties and affirmative and negative covenants, including covenants that limit or restrict the ability of us or our subsidiaries to, among other things, incur indebtedness, grant liens, merge or consolidate, make investments, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock and enter into certain transactions with affiliates, in each case subject to certain exceptions. Financial covenants include a minimum liquidity covenant and a revenue covenant. The minimum liquidity covenant requires us to maintain minimum liquidity that exceeds the greater of $2.0 million in unencumbered cash or the minimum cash balance as may be required under our senior financing with Comerica Bank. The first measurement period for the minimum annual revenue covenant shall be the 12-month period following the earlier of the effective date of a Centers for Medicare and Medicaid Services Current Procedural Terminology, or CPT, code describing a procedure performed by the UroLift System and December 31, 2015, with subsequent measurement periods for each of the three subsequent twelve-month periods. We are required to achieve minimum annual revenue of $9.0 million, $24.0 million and $44.0 million in 2015 through 2017, respectively, and $69.0 million in each year thereafter. If we fail to satisfy the minimum annual revenue covenant in any measurement period, we can cure the resulting default by us by raising the revenue shortfall in additional equity or in subordinated debt in the 12 months prior to or 90 days after the shortfall. As of September 30, 2017 and December 31, 2016, we were in compliance with all covenants under the Term Loan.
In connection with our acquisition by Teleflex on October 2, 2017, we terminated our Term Loan with CRG LP and we paid all amounts due under the Term Loan, comprised of $79.5 million for principal outstanding, $0.1 million for accrued interest and $2.1 million for accrued fees. See Note 12, Subsequent Events.
Revolving Credit Facility
On July 10, 2015, we entered into a $12.0 million senior secured revolving credit agreement with Comerica Bank, or the Comerica Credit Agreement. Prior to being amended, the Comerica Credit Agreement would have matured on July 10, 2017, and allowed us to borrowing revolving loans during the term up to an aggregate principal amount of $12.0 million, subject to a borrowing base equal to the sum of 80% of eligible accounts receivable and 50% of eligible inventories, as such amounts are defined in the Comerica Credit Agreement. If at any time the aggregate outstanding principal amount of the revolving loans exceeds the borrowing base, then we must make a repayment in an amount sufficient to eliminate the excess. During the nine months ended September 30, 2017, we borrowed revolving loans totaling $4.0 million in aggregate principal amount and made repayments totaling $4.0 million. As of September 30, 2017 and December 31, 2016, there were no amounts outstanding under the Comerica Credit Agreement.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

In May 2017, we amended the Comerica Credit Agreement, extending the term of the agreement to May 2019, with an option to extend the agreement an additional year if, prior to April 30, 2019, we satisfy certain conditions, including either completing an IPO with gross proceeds of at least $75.0 million and a pre-money valuation of at least $200.0 million or recognizing $85.0 million in revenue in a 12-month period. Under the amended agreement we are allowed to borrow funds during the term of the Comerica Credit Agreement up to an aggregate principal amount of 20.0 million, subject to a borrowing base equal to the sum of 80% of eligible accounts receivable and up to 35% of eligible inventories, subject to certain limitations, as such amounts are defined in the Comerica Credit Agreement.
Revolving loans due under the Comerica Credit Agreement bear interest at the current prime reference rate (4.25% at September 30, 2017) plus 2.50%, subject to a minimum prime reference rate of one-month LIBOR plus 2.50%. During the nine months ended September 30, 2017 and 2016, we incurred interest expense of $0.3 million and $0.1 million, respectively, in connection with the revolving credit facility. We are required to pay interest monthly in arrears, and are required to pay the outstanding principal, together with any accrued and unpaid interest and other expenses, on May 30, 2019. We may repay all amounts due under the Comerica Credit Agreement at any time without penalty.
As amended in May 2017, during the term of the Comerica Credit Agreement, we are required to maintain minimum cash, cash equivalents and permitted investments on deposit with Comerica Bank or its affiliates in amounts that range from $2.0 million to the greater of $4.0 million or our cash burn over a three month period, with such amount determined based on the aggregate amount of outstanding obligations under the Comerica Agreement. Per the terms of the Comerica Credit Agreement, Comerica Bank is authorized to decline to honor drafts or withdrawals if doing so would result in our violation of this minimum cash balance requirement.
In connection with the revolving credit facility, we paid a loan origination fee of $0.1 million and other issuance costs of $0.1 million during the year ended December 31, 2015 and $0.2 million during the nine months ended September 30, 2017. As of December 31, 2016, we had approximately $0.1 million of unamortized origination fees and issuance costs, of which a portion was recorded within our prepaid expenses and other current assets and a portion was recorded in other assets in the consolidated balance sheets. In September 2017, as a result of entering into the Merger Agreement with Teleflex, management revised its estimate of the revolving credit period to end on October 2, 2017. The remaining $0.2 million of unamortized loan origination fees and issuance costs as of September 4, 2017 is being recognized as interest expense ratably through the remaining revolving credit period.
Our existing and future subsidiaries are required to be co-borrowers or guarantors under the Comerica Credit Agreement, subject to exceptions for certain foreign subsidiaries. Subject to an intercreditor agreement with the Term Loan lenders, our obligations under the Comerica Agreement are secured by a first priority security interest on our and our co-borrower or guarantor subsidiaries’ cash, investments, accounts receivable and inventories and certain other assets related thereto, and a second priority lien on certain assets consisting of rights to payment arising from our intellectual property.
The Comerica Credit Agreement contains usual and customary representations and warranties, and customary affirmative and negative covenants, including covenants that limit or restrict the ability of us or our subsidiaries to, among other things, incur indebtedness, grant liens, merge or consolidate, have a change of control, make investments, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock and enter into certain transactions with affiliates, in each case subject to certain exceptions. As of September 30, 2017 and December 31, 2016, we were in compliance with all covenants under the Comerica Credit Agreement.
In connection with our acquisition by Teleflex on October 2, 2017, we terminated the Comerica Credit Agreement. There were no amounts outstanding for principal or interest under the Comerica Credit Agreement as of September 30, 2017. See Note 12, Subsequent Events.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

7.    Convertible Preferred Stock Warrants
We classify freestanding warrants for shares of our convertible preferred stock that are either contingently puttable or redeemable as liabilities on the consolidated balance sheets at fair value in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity. The convertible preferred stock underlying the warrants is redeemable in certain circumstances, and as such, the freestanding warrants that are related to the purchase of our convertible preferred stock are recorded as liabilities at estimated fair value. At the end of each reporting period, changes in estimated fair value during the period are recorded in other income (expense), net in the consolidated statement of operations and comprehensive loss. We will continue to adjust the liability for changes in fair value until the earlier of (i) exercise or expiration of the warrants, or (ii) the completion an IPO, at which time outstanding convertible preferred stock warrants will be converted into warrants to purchase common stock and the related liabilities will be reclassified to stockholders’ equity (deficit).
The warrants described below have a term of ten years and are exercisable, at the option of the holder, at any time until their expiration dates.
In December 2007, in connection with a line of credit, we issued warrants at an exercise price of $1.20 per share to purchase up to 62,500 shares of Series A convertible preferred stock. In January 2008, in connection with an additional borrowing under this line of credit, we issued additional warrants at an exercise price of $1.20 per share to purchase 62,500 shares of Series A convertible preferred stock. In July 2015, a portion of these warrants to purchase up to 72,916 shares of Series A convertible preferred stock was transferred to another party. In March 2017, the 72,916 warrants to purchase Series A convertible preferred stock were exercised for cash. The outstanding warrants to purchase 52,084 shares of Series A convertible preferred stock as of September 30, 2017 are due to expire as of December 2017 and January 2018. If the warrants have not been exercised prior to the expiration date, and the fair value of the common stock is at a price higher than the exercise price on the expiration date, the warrants will be net exercised and new shares will be issued to the holder. In the case of an IPO, any warrants then outstanding will be automatically converted into warrants to purchase shares of common stock.
In May 2009, in connection with a convertible promissory note with New Enterprise Associates 11, LP (a venture capital firm considered to be a related party due to its significant ownership), we issued warrants at an exercise price of $1.26 per share to purchase up to 78,968 shares of Series B convertible preferred stock. In June 2017, the 78,968 warrants to purchase Series B convertible preferred stock were exercised for cash.
In August 2015, in connection with our $20.0 million borrowing under the third tranche of the Term Loan with CRG, we issued warrants to purchase up to 1,222,974 shares of our Series C convertible preferred stock at an exercise price of $1.26 per share. In March 2016, in connection with our $15.0 million borrowing under the fourth tranche of the Term Loan, we issued warrants to purchase 934,782 shares of our Series C convertible preferred stock at an exercise price of $1.26 per share. On September 30, 2016, all of the CRG warrants became 100% vested and exercisable in connection with the borrowing of $15.0 million under the fifth tranche of the Term Loan. The initial estimated fair value of $1.2 million for the 1,222,974 Series C convertible preferred stock warrants issued in August 2015 was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.1%, contractual life of 10 years, dividend yield of 0% and expected volatility of 53.8%. The initial estimated fair value of $1.1 million for the 934,782 Series C convertible preferred stock warrants issued in March 2016 was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.8%, contractual life of 10 years, dividend yield of 0% and expected volatility of 53.8%. The initial estimated fair values of the August 2015 and March 2016 Series C convertible preferred stock warrants issued to CRG were recorded as debt discounts associated with the Term Loan, and are being amortized to interest expense using the effective interest method through the maturity date in March 2022. The warrants will expire upon the earlier of ten years from the issuance date, our acquisition, a sale of all or substantially all of our assets, or a Qualified IPO in which shares are sold for more than $5.04 per share and we receive gross proceeds greater than $30 million. At expiration, any warrants then outstanding will be automatically net exercised if the then current fair market value per share is higher than the exercise price of the warrants. In the case of an IPO that is not a Qualified IPO, any warrants then outstanding will be automatically converted into warrants to purchase shares of common stock.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Convertible preferred stock warrants outstanding as of September 30, 2017 were as follows (in thousands, except per share amounts):

Issuance Date	Warrant to Purchase Series	Expiration Date	Exercise Price Per Share	Warrants Outstanding	Fair Value
(Unaudited)
December 2007	A	12/20/2017	$1.20	26	$125
January 2008	A	1/2/2018	$1.20	26	125
August 2015	C	8/26/2025	$1.26	1,223	5,772
March 2016	C	3/31/2026	$1.26	935	4,412
				2,210	$10,434
In connection with our acquisition by Teleflex on October 2, 2017, all warrant holders executed warrant termination agreements during the nine months ended September 30, 2017, whereby the warrants would terminate as of the closing of the acquisition in exchange for receiving merger consideration equivalent to what would have been paid had they exercised the warrants. Accordingly, as the estimated remaining life of the warrants as of September 30, 2017 was minimal, the estimated fair value of the Series A, Series B and Series C convertible preferred stock warrants were estimated using the intrinsic value of the shares as of September 30, 2017, which is equal to a fair value of $5.98 per share less the respective exercise price per share.
The fair value of the shares of convertible preferred stock underlying the convertible preferred stock warrants has been determined by management as of September 30, 2017 by considering a number of objective and subjective factors including the amounts per share expected to be paid to stockholders as a result of the acquisition by Teleflex, the probability of receiving such estimated amounts and the timing of such estimated amounts, and the likelihood as of September 30, 2017 of the acquisition closing, amongst other factors.
During the nine months ended September 30, 2017 and 2016, the change in the fair value of the warrants was $7.8 million and $0.1 million, respectively, which was charged to other income (expense), net in the consolidated statements of operations and comprehensive loss.
8.    Stockholders’ Deficit
Convertible Preferred Stock
Our certificate of incorporation, as amended, authorizes us to issue 117,111,945 shares of convertible preferred stock, with par value of $0.001 per share, of which 18,538,317 shares are designated Series A convertible preferred stock, 44,841,670 shares are designated Series B convertible preferred stock, 45,000,000 shares are designated Series C convertible preferred stock, and 8,731,958 shares are designated Series D convertible preferred stock.
In December 2016, we issued an aggregate of 6,606,684 shares of Series D convertible preferred stock for net proceeds of $12.8 million. On January 25, 2017 we sold an additional 1,125,274 shares of Series D convertible preferred stock for net proceeds of $2.2 million.
As of September 30, 2017, the outstanding convertible preferred stock was as follows (in thousands):

	Shares		Carrying Value	Liquidation Amount
Series	Authorized	Outstanding
	(Unaudited)
Series A	18,538	18,474	$22,085	$22,169
Series B	44,842	44,842	56,289	56,501
Series C	45,000	40,124	50,419	50,557
Series D	8,732	7,732	14,924	15,000
	117,112	111,172	$143,717	$144,227

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Common Stock
Our certificate of incorporation, as amended, authorizes us to issue 176,000,000 shares of convertible preferred stock, with par value of $0.001 per share.
Common stockholders are entitled to dividends as and when declared by the board of directors subject to the prior rights of the convertible preferred stockholders. The holders of each share of common stock are entitled to one vote. The holders of common stock, voting as a separate class, shall have the right to elect three members of our board of directors. The holders of convertible preferred stock and common stock, voting together as a single class, shall have the right to elect any remaining members of our board of directors.
We reserved shares of common stock, on an as-if converted basis, for issuance as follows (in thousands):

	September 30,	December 31,
	2017	2016
	(Unaudited)
Convertible preferred stock	111,172	109,895
Warrants to purchase convertible preferred stock	2,210	2,362
Options issued and outstanding	23,593	24,150
Options available for issuance under stock option plan	2,091	6,525
Total	139,066	142,932
9.    Stock Options and Stock-Based Compensation
In February 2006, we adopted the 2006 Stock Plan, or the 2006 Plan. Under the terms of the 2006 Plan, options to purchase our common stock and stock purchase rights may be granted to our employees, consultants, directors and officers.
We settle employee stock option exercises with newly issued shares of common stock. As of September 30, 2017and December 31, 2016, there are a total of 39,013,742 shares authorized under the 2006 Plan.
Stock options granted under the 2006 Plan may be either incentive stock options or non-statutory stock options. The per share exercise price of incentive stock options shall be no less than 100% of the fair market value per share of our common stock on the date of the grant, as determined by our board of directors. The per share exercise price of non-statutory stock options shall be no less than 85% of the fair market value per share of our common stock on the date of the grant, as determined by our board of directors. If an employee or service provider owns stock representing more than 10% of our outstanding shares, the per share exercise price shall be no less than 110% of the fair market value per share of our common stock on the date of the grant, as determined by our board of directors.
The maximum term of each stock option grant is ten years. Time-based stock options granted under the 2006 Plan generally vest either ratably on a monthly basis over four years or 25% one year after the commencement of vesting (service inception date) and vest ratably thereafter on a monthly basis over the next three years. Stock options granted to nonemployees generally vest ratably on a monthly basis over four years. Performance-based stock options generally commence vesting upon the achievement of certain performance targets and vest ratably on a monthly basis over four years. Stock options may be granted with different vesting terms from time to time.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Activity under the 2006 Plan
Activity under the 2006 Plan is as follows (in thousands, except per share and year information):

	Number of Shares Available for Grant	Total Number of Options Outstanding	Weighted Average Exercise Price (per share)	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value
	(Unaudited)
Balances at December 31, 2016	6,525	24,150	$0.46	6.5	$11,238
Granted	(4,538)	4,538	$1.12
Exercised	0	(4,991)	$0.43
Cancelled	104	(104)	$0.59
Balances at September 30, 2017	2,091	23,593	$0.60	6.8	$126,976

Options vested and exercisable at September 30, 2017		14,399	$0.45	5.8	$76,985
Options vested and expected to vest at September 30, 2017		23,356	$0.60	6.8	$126,295
The options outstanding and vested under the 2006 Plan by exercise price, as of September 30, 2017, are as follows (in thousands, except per share and year information):

	Options Outstanding			Options Vested
Exercise Price	Number Outstanding	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value	Number Outstanding	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value
	(Unaudited)
$0.14	46	0.3	$266	45	0.3	$266
$0.20	100	1.2	581	100	1.2	581
$0.33	6,342	3.9	35,830	6,207	3.9	35,068
$0.44	2,215	5.6	12,269	2,215	5.6	12,269
$0.51	3,818	6.4	20,886	2,655	6.4	14,521
$0.58	3,892	7.4	21,018	2,019	7.4	10,902
$0.68	3,067	8.6	16,257	809	8.6	4,291
$0.83	2,755	9.3	14,189	341	9.3	1,755
$1.41	888	9.6	4,058	5	9.6	23
$2.53	470	9.8	1,622	3	9.8	9
	23,593	6.3	$126,976	14,399	6.3	$79,685
The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of our common stock, as determined by our management, as of September 30, 2017.
Performance-Based Options
In 2012, 2014, 2015 and 2016, we granted 5.5 million, 3.3 million, 1.5 million and 1.2 million stock options, respectively, to certain employees and non-employees which contained vesting conditions related to the achievement of certain performance targets. These 2012, 2014, 2015 and 2016 stock option grants had a grant date fair value of approximately $1.2 million, $0.8 million, $0.4 million and $0.5 million, respectively. In the nine months ended September 30, 2017, we granted 1.4 million stock options to certain employees which contained vesting conditions related to the achievement of certain performance targets. These 2017 stock option grants had a grant date fair value of approximately $1.8 million.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The number of shares subject to each grant that have or will become eligible for time-based vesting will depend upon the extent to which the related performance targets are achieved as of the applicable determination date set forth in each grant, with such determination to be made in the sole discretion of the board of directors no later than 30 days following the applicable determination date. Assuming continued service, for the 2012, 2014, 2015, 2016 and certain 2017 stock option grants, ratable monthly vesting begins at the date of the achievement of the respective performance targets over a vesting period of four years. For 0.5 million of the 2017 stock option grants, vesting of 25% of the grant occurs on the date of the achievement of the respective performance targets and the remaining portion vests ratably monthly vesting over a vesting period of three years.
Each of the individual awards contains one or more performance targets. Where an individual award contains more than one performance target, portions of the award may commence vesting at different dates, depending on the date the performance target related to each portion is achieved.
We recognize stock-based compensation expense over the requisite service period in respect of performance-based awards which are expected to vest based on the probability of the achievement of the selected performance targets. During an accounting period, if management revises its estimates of the probability of the achievement of one or more performance targets such that achievement becomes probable, then compensation expense will be recognized cumulatively in such period from the date of grant through the date of the change in estimate for the awards under which the requisite service period has been rendered. The remaining unrecognized compensation expense for those awards would be recognized prospectively over the remaining requisite service period. The expense related to these awards for the nine months ended September 30, 2017 and 2016 was approximately $4.2 million and $0.5 million, respectively.
As of September 30, 2017, management has assessed that the remaining performance conditions related to the 2014, 2016 and 2017 performance grants are probable of being achieved.
Stock‑Based Compensation
The following table sets forth the stock based compensation expense recorded (in thousands):

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)
Cost of revenue	$244	$82
Research and development	933	361
Selling, general and administrative	4,569	627
	$5,746	$1,070
Stock‑Based Compensation Associated with Awards to Employees
Estimating the fair value of equity-settled awards as of the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of complex variables. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.
We estimate the fair value of stock options using the Black‑Scholes option pricing model. The fair value of employee stock options is being amortized on a straight‑line basis over the requisite service period for time-based awards and on a graded-vesting basis over the requisite service period for performance-based awards.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The fair value of employee stock options was estimated using the following grant date weighted‑average assumptions:

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)
Expected term (years)	5.3	5.3
Volatility	63.4%	66.0%
Risk-free interest rate	1.9%	1.5%
Dividend yield	0.0%	0.0%
Expected Term: The expected term represents the period for which the stock‑based awards are expected to be outstanding. We relied on historical information to develop reasonable expectations about future exercise patterns and post‑vesting employment termination behavior. We analyzed historical information, noting that past exercise behavior differed between two groups of grantees, (i) directors and executive management and (ii) other grantees. Accordingly, we analyzed historical information for each group separately and considered certain forward-looking factors to develop expectations about future exercise patterns and post‑vesting employment termination behavior for each group.
Expected Volatility: We used an average historical stock price volatility of a peer group of publicly traded medical device companies to be representative of our expected future stock price volatility, as we did not have any trading history for our common stock. For each grant, we have measured historical volatility over a period equivalent to the expected term. We believe that historical volatility provides a reasonable estimate of future expected volatility.
Risk‑Free Interest Rate: The risk‑free interest rate is based on a weighted-average assumption equivalent to the expected term based on the U.S. Treasury constant maturity rate as of the date of grant.
Expected Dividends: We have not paid any dividends and do not anticipate paying any dividends in the near future. Accordingly, we have estimated the dividend yield to be zero.
Forfeitures: For the nine months ended September 30, 2016, stock‑based compensation expense recognized in the statement of operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures were estimated based on our historical experience. We estimated future forfeitures on the date of grant, and revised these estimates, if necessary, in subsequent periods if actual forfeitures differed from those estimates. As a result of adopting ASU 2016-09 on January 1, 2017, we have made an accounting policy election to account for forfeitures as they occur. The adoption of this standard update did not have a material impact on stock compensation expense in the nine months ended September 30, 2017.
Fair Value of Common Stock:  The fair value of the shares of common stock underlying the stock options has historically been determined by the board of directors. Because there has been no public market for our common stock, the board of directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors. The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation. The fair value of the shares of common stock underlying the stock options for the nine months ended September 30, 2017 was determined by our management.
As of September 30, 2017, we have approximately $11.9 million in unamortized employee stock-based compensation expense relating to the unvested portion of employee grants, which we expect to recognize over an estimated remaining weighted-average period of 4.5 years.
No income tax benefit has been recognized relating to stock-based compensation expense, and no tax benefits have been realized from exercised stock options.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Stock‑Based Compensation Associated with Awards to Nonemployees
During the nine months ended September 30, 2017 and 2016, we granted options to purchase 33,000 and 20,000 shares of our common stock, respectively, to consultants. These stock options have a vesting period of four years. Our stock option awards also allow employees to continue vesting in awards they hold if they continue to provide substantive services to us following termination. For these awards, we reclassify the awards to nonemployee status upon termination. Stock‑based compensation expense related to these awards will fluctuate as the estimated fair value of the common stock fluctuates.
The fair value of the stock options granted to nonemployees is calculated at each reporting date using the Black‑Scholes option pricing model using the following assumptions:

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)
Remaining contractual term (years)	5.2 - 10	5.3 - 9.8
Volatility	42 - 55%	43 - 56%
Risk-free interest rate	1.9 - 2.4%	1.2 - 2.0%
Dividend yield	0.0%	0.0%
Stock-based compensation associated with performance-based awards granted to nonemployees for the nine months ended September 30, 2017 and 2016 was approximately $0.5 million and $26,000, respectively. Stock-based compensation associated with time-based awards granted to nonemployees for the nine months ended September 30, 2017 and 2016 was approximately $0.4 million and $0.1million, respectively. Additional compensation will be recorded in future periods for the remaining unvested portions of nonemployee grants.
Shares Subject to Repurchase
Stock option grants typically include a provision permitting exercise of the stock option prior to full vesting. We have a right to repurchase unvested shares of common stock purchased pursuant to early exercises at the original exercise price. Proceeds related to unvested early exercised shares have been classified as current and noncurrent liabilities. As of September 30, 2017 and December 31, 2016, we had 0.9 million and 0.8 million unvested shares of common stock subject to repurchase rights, respectively, and an accrued liability balance related to such shares of approximately $0.6 million and $0.3 million, respectively.

10.    Geographic, Customer Concentration and Other Information
Geographic information
Revenue by geographic area is based on the billing address of the customer. The following table sets forth our revenue by geographic area (in thousands):

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)
United States	$82,109	$29,600
Other	4,461	3,270
	$86,570	$32,870
Long-lived assets outside the U.S. are immaterial.
Significant Customers and Concentration of Credit Risk
For the nine months ended September 30, 2017 and 2016, no customer accounted for 10% or more of our accounts receivable or for 10% or more of our revenue.

NeoTract, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Advertising
Advertising costs are expensed as incurred and are included within selling, general and administrative expense in the consolidated statements of operations and comprehensive loss. Advertising costs were $2.4 million and $0.8 million for the nine months ended September 30, 2017 and 2016, respectively.

Warranty
We provide our customers other than distributors a limited warranty that our products substantially conform to material published specifications and are free from any defects in material or workmanship through: (a) the sterility expiration date stated on the package for UroLift Systems, (b) one year from the date of delivery for scopes, or (c) six months from the date of delivery for all other components or accessories. Any products found to be defective may be replaced by us or we may refund the customer, at our option. To date, warranty costs and the accrued warranty liability have not been material.
11.    Employee Benefit Plan
In 2006, we adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer up to 90% of their pre‑tax annual compensation, up to the maximum amount allowed pursuant to the Internal Revenue Code. We do not make matching contributions to this plan. Matching contributions to the plan may be made by us in the future at the discretion of our board of directors.
12.    Subsequent Events
Management has evaluated subsequent events through November 16, 2017, the date these unaudited condensed consolidated financial statements were issued.
Acquisition by Teleflex, Inc.
On October 2, 2017, we were acquired by Teleflex, pursuant to the Merger Agreement, dated as of September 4, 2017, by and among NeoTract, Teleflex, Teleflex Urology, and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into NeoTract, with NeoTract surviving the Merger as a wholly-owned subsidiary of Teleflex Urology. At the closing, Teleflex Urology paid a purchase price of $725 million in cash, subject to customary purchase price adjustments. The Merger Agreement provides for additional payments by Teleflex Urology of up to $375 million in the aggregate upon the achievement of certain net sales milestones as further described in the Merger Agreement.
Termination of CRG L.P. Term Loan and Comerica Revolving Credit Agreement .
In connection with our acquisition by Teleflex on October 2, 2017, we terminated our Term Loan with CRG LP and we paid all amounts due under the Term Loan, comprised of $79.5 million for principal outstanding, $0.1 million for accrued interest and $2.1 million for accrued fees.
In connection with our acquisition by Teleflex on October 2, 2017, we terminated the Comerica Credit Agreement. There were no amounts outstanding for principal or interest under the Comerica Credit Agreement at the time of termination.